Exhibit 99.1

Shuttle Pharmaceuticals Submits IND Application to the U.S. FDA for Ropidoxuridine Phase II Clinical Trial for Patients with Glioblastoma

ROCKVILLE, Md., December 11, 2023 — Shuttle Pharmaceuticals Holdings, Inc. (Nasdaq: SHPH) (“Shuttle Pharma”) today announced submission of an Investigational New Drug (IND) application with the U.S. Food and Drug Administration (FDA) to support the next phase of development of Ropidoxuridine. Ropidoxuridine is Shuttle Pharma’s lead radiation sensitizer candidate for use in combination with radiation therapy (RT) to treat brain tumors (glioblastoma), a deadly malignancy of the brain with no known cure.

RT is a proven modality for treating cancers. However, there is a significant need in the market to make radiation more effective. By developing radiation sensitizers, Shuttle Pharma aims to increase cancer cure rates, prolong patient survival and improve quality of life when used as a primary treatment, or in combination with surgery, chemotherapy and immunotherapy.

“Today’s announcement is an important milestone for Shuttle Pharma and the thousands of patients with brain tumors who currently lack effective therapies,” stated Shuttle Pharma’s Chairman and CEO, Anatoly Dritschilo, M.D. “The IND submission is the culmination of many years of clinical development by the Shuttle Pharma team, as well as support from the broader cancer community, including the National Institutes of Health’s National Cancer Institute and Small Business Innovation Research program, who have provided guidance and grant funding to bring this potentially important new radiation sensitizing therapy to market.”

An IND submission is a request submitted to the regulatory authorities seeking permission to test a new drug or therapeutic substance in humans. The submission includes detailed information about the drug, its composition, pharmacology, toxicology data from preclinical studies, proposed clinical trial protocols, and information on manufacturing and quality control. With the IND application submission now complete, the FDA is expected to provide Shuttle Pharma with its decision to proceed with the Phase II trial within approximately 30 days.

The submission of the IND follows recent receipt of written responses to questions submitted for a Type B pre-Investigational New Drug Application (PIND) meeting with the FDA in September 2023. During the PIND meeting, the FDA provided positive feedback and guidance on the Company’s Chemistry, Manufacturing, and Controls (CMC) and clinical protocol design for Ropidoxuridine, thus providing the pathway to this IND submission.

The planned Phase II trial will investigate whether a new treatment, Ropidoxuridine, taken during radiation treatment, will be a safe and possibly effective for treatment of patients with newly diagnosed IDH-wildtype glioblastoma with unmethylated MGMT promoter.

Dr. Dritschilo added, “Our mission is to improve the lives of cancer patients by developing therapies that are designed to maximize the effectiveness of RT while limiting the side effects of radiation in cancer treatment. This IND submission is an important next step in making this mission a reality.”

An estimated 800,000 patients in the US are treated with radiation therapy for their cancers yearly. According to the American Cancer Society and the American Society of Radiation Oncologists, about 50% are treated for curative purposes and the balance for therapeutic care. The market opportunity for radiation sensitizers lies with the 400,000 patients treated for curative purposes, with this number expected to grow by more than 22% over the next five years.

Shuttle Pharma has received Orphan Drug Designation from the FDA, providing potential marketing exclusivity upon first FDA approval for the disease.

About Shuttle Pharmaceuticals

Founded in 2012 by faculty members of the Georgetown University Medical Center, Shuttle Pharmaceuticals is a discovery and development stage specialty pharmaceutical company focused on improving the outcomes for cancer patients treated with radiation therapy (RT). Our mission is to improve the lives of cancer patients by developing therapies that are designed to maximize the effectiveness of RT while limiting the side effects of radiation in cancer treatment. Although RT is a proven modality for treating cancers, by developing radiation sensitizers, we aim to increase cancer cure rates, prolong patient survival and improve quality of life when used as a primary treatment or in combination with surgery, chemotherapy and immunotherapy. For more information, please visit our website at www.shuttlepharma.com.

Safe Harbor Statement

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include, but are not limited to, statements concerning the development of our company. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including factors discussed in the “Risk Factors” section of Shuttle Pharma’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 15, 2023, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, filed with the SEC on May 25, 2023, August 14, 2023 and November 13, 2023, respectively, as well other SEC filings. Any forward-looking statements contained in this press release speak only as of the date hereof and, except as required by federal securities laws, Shuttle Pharmaceuticals specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Shuttle Pharmaceuticals
Anatoly Dritschilo, M.D., CEO
240-403-4212
info@shuttlepharma.com

Investor Contacts
Lytham Partners, LLC
Robert Blum
602-889-9700
shph@lythampartners.com